Exhibit 99.1

	Contacts:	Jay Brown, CFO
Fiona McKone, VP - Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE ANNOUNCES WITHDRAWAL

OF PROPOSED OFFERING OF SENIOR NOTES

AND TERMINATION OF TENDER OFFER

APRIL 4, 2012 – HOUSTON, TX – Crown Castle International Corp. (NYSE:CCI) announced today that in light of current capital market conditions it has decided not to proceed with its previously announced senior notes public offering at this time. Crown Castle opportunistically sought to refinance certain of its indebtedness due in 2015 with low long-term fixed rate capital and was not pursuing the offering to fund short-term requirements.

As a result of its decision not to proceed with its senior notes offering, Crown Castle also announced that it is hereby terminating its previously announced cash tender offer for its outstanding 9% Senior Notes due 2015 (CUSIP Number 228227AZ7). Crown Castle is terminating the tender offer because it has determined that the financing condition will not be satisfied. Any notes that have been tendered will be promptly returned to holders.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of any of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The tender offer was made solely pursuant to the Offer to Purchase and the related Letter of Transmittal, dated April 3, 2012, as amended by this press release.

Crown Castle owns, operates, and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 U.S. markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle, please visit http://www.crowncastle.com.

News Release continued:

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect Crown Castle and its results is included in Crown Castle’s filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”